Press Release	Source: Industrial Enterprises of America, Inc.

Former United States Congressman Lou Frey, Jr. Joins ILNP Board of Directors
Wednesday June 29, 11:25 am ET

HOUSTON--(BUSINESS WIRE)--June 29, 2005--Industrial Enterprises of America, Inc. (Pink Sheets: ILNP - News) announced today that former U.S. Congressman, Lou Frey, Jr. has agreed to serve on ILNP's Board of Directors. Mr. Frey is currently a partner in the law firm of Lowndes, Drosdick, Doster, Kantor & Reed in Orlando, Florida and joins ILNP as its first independent Director.

Crawford Shaw, Chief Executive Officer of ILNP, stated, "I am pleased to welcome Mr. Frey to our Board of Directors. He is a successful and proven leader and is our first independent board member. We believe that Mr. Frey will bring his tremendous experience and expertise to ILNP and help the Company meet its aggressive growth objectives in the future."

Lou Frey was nationally recognized as an outstanding Legislator and was elected as one of five Republican leaders in the House of Representatives during the 93rd and 94th Congressional sessions. During his ten years in Congress, he served on the Interstate and Foreign Commerce Committee, the Science and Technology Committee, and the Committee on Narcotics Abuse and Control. Mr. Frey has also been recognized with a number of awards including the Guardian of Small Business Award. He retired undefeated from Congress in 1979. Lou Frey was named by Time magazine as one of the 200 "Rising Leaders in the U.S." and Life magazine named him as a "Hope for Congress".

Mr. Frey's political resume is impressive, he served as the State Chairman for President Ford, Co-Chairman of the Former Members for Ronald Reagan, National Finance Committee member for George Bush, Co-Chairman of the Dole Campaign and National Finance Committee member of the George W. Bush Campaign. Frey currently serves as a member of the Executive Committee of The United States Association of Former Members of Congress. Mr. Frey is the Founder of the Lou Frey Institute on Politics and Government at the University of Central Florida, www.loufrey.org.

About ILNP:

Industrial Enterprises of America, Inc. "ILNP" specializes in converting Hydroflurocarbon gases, (HFC) R134a and R152a, into branded and private label refrigerant and propellant products. Headquartered in Houston Texas, with manufacturing and packaging facilities in New Jersey, ILNP's products serve a variety of industries. For more information about ILNP visit www.TheOtherGas.com

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Source: Industrial Enterprises of America, Inc.